Exhibit 8.1

July 3, 2012

Superior Energy Services, Inc.

11000 Equity Drive, Suite 300

Houston, Texas 77041

Re:	Registration Statement on Form S-4

$800,000,000 aggregate principal amount of

7.125% Senior Notes due 2021

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of the registration statement on Form S-4 (the “Registration Statement”) filed by Superior Energy Services, Inc., a Delaware corporation (“Parent”), SESI, L.L.C., a Delaware limited liability company (the “Company”) and the subsidiary guarantors named therein (together with Parent, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof with respect to the Company’s offer to exchange (the “Exchange Offer”) up to $800.0 million aggregate principal amount of the Company’s unregistered 7.125% Senior Notes due 2021 (the “Outstanding Notes”) for a like principal amount of the Company’s registered 7.125% Senior Notes due 2021 (the “Exchange Notes”).

We have examined the Registration Statement and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We also have assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of parties other than the Company and the Guarantors and the due authorization, execution and delivery of all documents relating to the Exchange Offer by the parties thereto other than the Company and the Guarantors.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that under currently applicable U.S. federal income tax law (a) the exchange of an Outstanding Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange for U.S. federal income tax purposes; and (b) the discussion set forth in the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences” constitutes our opinion as to the U.S. federal income tax consequences of the Exchange Offer.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE L.L.P.

8555 UNITED PLAZA BOULEVARD — BATON ROUGE, LOUISIANA 70809-7000 — 225-248-2000 — FAX 225-248-2010 — E-MAIL info@joneswalker.com — www.joneswalker.com

ALABAMA     ARIZONA     DISTRICT OF COLUMBIA     FLORIDA     LOUISIANA     TEXAS

Superior Energy Services, Inc.

The foregoing opinion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of the Registration Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ JONES, WALKER, WAECHTER, POITEVENT,

    CARRÈRE & DENÈGRE L.L.P.

JONES, WALKER, WAECHTER, POITEVENT,

    CARRÈRE & DENÈGRE L.L.P.